Exhibit 10.1
SECOND AMENDMENT TO LEASE
THIS SECOND AMENDMENT TO LEASE (“Amendment”) is made and dated for reference purposes only as of December 3, 2013 between FFP, LLC, a Delaware limited liability company (“Landlord”), and THE WET SEAL, INC., a Delaware corporation (“Tenant”), with reference to the following facts:
A.Foothill-Parkstone I, LLC, a California limited liability company (“Foothill”), and Tenant entered into that certain Lease dated November 21, 1996, as amended by that certain Lease Addendum (the “First Amendment”) dated as of October 28, 2006 (collectively, the “Original Lease”), for premises situated within the building located at 26972 Burbank Avenue, Foothill Ranch, California and consisting of approximately 188,200 rentable square feet of space (the “Premises”). Landlord is the successor-in-interest to Foothill under the Original Lease. Unless otherwise indicated in this Amendment, the defined terms used herein have the same meanings as the defined terms used in the Original Lease. The Original Lease, as amended by this Amendment, is hereinafter referred to as the “Lease.”
B.    Now, Landlord and Tenant desire, among other things, to (i) extend the term of the Lease, (ii) adjust the rental rate, and (iii) otherwise amend certain terms of the Lease as set forth below.
THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the above Lease as follows:
1.Extension Term. The Lease Extension Term (as defined in Section 2(a) of the First Amendment), is hereby extended for a period of approximately seventy‑two (72) additional months. Accordingly, the expiration date of the Lease Extension Term is hereby amended to be December 4, 2023.
1.    Option to Extend. Notwithstanding anything to the contrary contained in the Lease, Tenant shall have the right to extend the Lease Extension Term for two (2) additional periods of five (5) years each (each, an “Option to Extend”, and each such 5 year period, an “Option Term”) by delivering written notice thereof (an “Extension Notice”) to Landlord no earlier than fifteen (15) months nor later than nine (9) months prior to the expiration of the Lease Extension Term or Option Term, as applicable. Tenant’s exercise of an Option to Extend and delivery of an Extension Notice shall be conditioned upon Tenant not being in default (after expiration of any applicable notice and cure periods) of any terms of the Lease as of both the date on which Tenant delivers such Extension Notice to Landlord and the day preceding the first day of the applicable Option Term. All terms and conditions of this Lease shall apply during the Option Term, provided that the Guaranteed Minimum Monthly Rental shall be adjusted to ninety-five percent (95%) of the then-current Fair Market Rental Rate as determined below.

a.    Fair Market Rental Rate. As used herein, “Fair Market Rental Rate” means the monthly rent per rentable square foot, projected for the first day of the Option Term and for each anniversary of the first day of the Option Term thereafter occurring during the Option Term, that has been accepted by landlords of comparable class and types of buildings located in the Irvine Spectrum and Foothill Ranch, California market area, for new and renewing tenants leasing non-sublease, non-encumbered, non-equity space comparable in size, location and quality to the Premises, taking into account tenant improvement allowances, free rent, leasing commissions, market concessions, who is paying taxes, insurance and utilities, and other reasonable market concessions. A market-rate brokerage commission for renewals shall be included as a concession in the calculation of the Fair Market Rental Rate if Landlord is not obligated to pay a commission to a broker retained by Tenant for either Option Term (in which instance, the parties agree that the Fair Market Rental Rate shall be deemed to mean 96.5% of the otherwise determined Fair Market Rental Rate).
b.    Fair Market Rental Rate Determination. Within thirty (30) days after receipt of the Extension Notice, Landlord shall provide Tenant with a written statement as to Landlord’s determination of the Fair Market Rental Rate for the applicable Option Term. Unless Tenant objects to such rate within thirty (30) days after Landlord gives Tenant notice of the same, such Fair Market Rental Rate (with Tenant paying 95% thereof as Guaranteed Monthly Minimum Rental, or, if applicable, 96.5% as provided in Section 2.a, above) shall be applicable for such Option Term. If Tenant gives Landlord written objection to Landlord’s determination of the Fair Market Rental Rate for the Premises within such 30 day period (the “FMV Notice”), then Landlord and Tenant shall use commercially reasonable efforts to agree upon the Fair Market Rental Rate for the Option Term. If Landlord and Tenant are unable to agree on the Fair Market Rental Rate within fifteen (15) business days after Landlord’s receipt of the FMV Notice, the Fair Market Rental Rate shall be determined by an appraiser mutually selected by both Landlord and Tenant. In the event that Landlord and Tenant cannot mutually agree upon one appraiser within ten (10) business days thereafter, then there shall be three (3) appraisers appointed as follows: (a) each party shall appoint an appraiser and give notice of the appointment to the other party (respectively, “Landlord’s Appraiser” and “Tenant’s Appraiser”), and (b) Landlord’s Appraiser and Tenant’s Appraiser shall jointly choose a third appraiser (“Third Appraiser”) within ten (10) days after appointment of both Landlord’s Appraiser and Tenant’s Appraiser. Each appraiser shall determine the Fair Market Rental Rate of the Premises as of the first day of the applicable Option Term. If the appraisers cannot agree upon the Fair Market Rental Rate for the Premises, then they shall each prepare an appraisal report detailing their respective determination of the Fair Market Rental Rate and deliver the same to Landlord and Tenant within thirty (30) days after the selection of the Third Appraiser. The Fair Market Rental Rate shall be determined by taking the average of the two appraisals which are closest in value (with Tenant paying 95% thereof as Guaranteed Minimum Monthly Rental, or, if applicable, 96.5% as provided in Section 2.a, above) during the Option Term, and the other appraisal shall not be utilized in such determination. All of the appraisers selected shall be individuals with at least ten (10) years commercial appraisal experience in the Irvine Spectrum/Foothill Ranch, California market area, shall be members of the Appraisal Institute (M.A.I.), and in the case of the Third Appraiser, shall not have acted in any capacity for either Landlord or Tenant within five (5) years of his or her selection. Each appraiser shall deliver their determinations of the Fair Market Rental Rate within thirty (30) days after selection of the Third Appraiser. The cost of the Landlord’s Appraiser shall be borne by Landlord, the cost of the Tenant’s Appraiser shall be borne by Tenant, and the cost of the Third Appraiser shall be shared equally. All other terms and conditions of the Lease shall remain unmodified and in full force and effect, except that the Guaranteed Minimum Monthly Rental during the Option Term of the Lease shall be adjusted to the Fair Market Rental Rate.
c.    Options Personal. The Options to Extend set forth in this Section 2 as to the Premises are personal to Tenant and any permitted successors and assigns of Tenant. However, if any such permitted successors and assigns (other than an entity controlling, controlled by or under common control with Tenant) exercises an Option to Extend, then notwithstanding anything to the contrary contained in Sections 2.a and 2.b, above, the Guaranteed Minimum Monthly Rental provided for in Sections 2.a and 2.b above shall be one hundred percent (100%) of the then Fair Market Rental Rate as determined above.
2.    Guaranteed Minimum Monthly Rental.
a.    Beginning on March 1, 2014 (the “Rent Adjustment Date”), the Guaranteed Minimum Monthly Rental payable by Tenant for the Premises shall be payable by Tenant in accordance with the rent schedule set forth below. Notwithstanding the provisions of this Section 3.a, until the Rent Adjustment Date, Tenant shall continue to pay Guaranteed Minimum Monthly Rental for the Premises in accordance with the provisions of Article 1.7 of the Original Lease, as amended by Section 4 of the First Amendment.

Months/Period	Guaranteed Minimum Monthly Rental
March 1, 2014 through June 30, 2017	$141,150.00
July 1, 2017 through October 31, 2020	$150,560.00
November 1, 2020 through December 4, 2023	$159,970.00

b.    Provided Tenant is not in default under the Lease (after expiration of any applicable notice and cure periods expressly set forth in the Lease) as of the first day of each applicable Partial Rent Abatement Month (defined below), and subject to the remaining terms and conditions of this Section 3.b, Tenant’s obligation to pay Guaranteed Minimum Monthly Rental shall be partially abated during the months of May 2017, June 2017, September 2020 and October 2020 (each, a “Partial Rent Abatement Month”) such that Tenant shall only be obligated to pay 50% of the Guaranteed Minimum

Monthly Rental otherwise payable during such Partial Rent Abatement Month (the “Abated Rent”). Landlord’s agreement to partially abate Guaranteed Minimum Monthly Rental during the Partial Rent Abatement Months is hereinafter referred to as an “Inducement Provision” and shall be deemed conditioned upon Tenant’s full and faithful performance of all of the terms, covenants and conditions of the Lease, as amended herein, to be performed or observed by Tenant during the Lease Extension Term, as amended herein and as the same may be extended. Upon the occurrence of an event of default under the Lease by Tenant and the failure of Tenant to timely cure such default after notice and opportunity to cure as set forth in the Lease, such Inducement Provision shall automatically be deemed deleted from this Lease and of no further force or effect, and Tenant shall pay to Landlord, as Additional Rental under the Lease together with the next installment of Guaranteed Minimum Monthly Rental payable by Tenant, an amount equal to the product of (a) the quotient of (i) the total Abated Rent realized as of the date on which the event of default has occurred, divided by (ii) 72, multiplied by (b) the number of months then remaining in the Lease Extension Term, as amended herein (i.e., the period from the month in which such event of default occurred until December 2023). The acceptance by Landlord of rent or the cure of the event of default which initiated the operation of the provisions of this Section 3.b shall not be deemed a waiver by Landlord of the provisions of this Section 3.b unless specifically so stated in writing by Landlord at the time of such acceptance.
3.    Maintenance; Initial Office HVAC Units; Tenant’s Proportionate Share. The following Sections 4.a through 4.c, inclusive, shall be effective as of the Rent Adjustment Date (i.e., March 1, 2014); until such time, Tenant shall continue to be responsible for the maintenance obligations of Tenant as set forth in the Lease.

a.    Tenant’s Maintenance Obligations. Section 12 of the First Amendment is hereby deleted in its entirety and shall have no further applicability to the Lease. Tenant hereby reaffirms its obligations to maintain and repair the Premises, Building and Common Areas pursuant to Section 12.1 of the Original Lease and Section 10 of the First Amendment at Tenant’s sole cost and expense. In addition, during the Lease Extension Term, as amended herein and as may be extended, and during any holdover period, Tenant shall maintain, at Tenant’s sole cost and expense, a service contract with a licensed HVAC contractor reasonably approved by Landlord (the “Tenant’s HVAC Contractor”) for the inspection, service and repair of all HVAC units serving the Premises, which inspection, service and repair shall occur on a not less than quarterly basis (the “Quarterly HVAC Service”). Upon completion of such Quarterly HVAC Service, Tenant shall promptly deliver to Landlord a copy of any report provided as part of such Quarterly HVAC Service.
b.    Landlord’s Maintenance Obligations. Landlord reaffirms its obligation to maintain the structural integrity of the Building and keep in good repair (and replace, as necessary), the exterior walls, roof, and foundation of the Building, at Landlord’s sole cost and expense. In addition to the foregoing, Landlord shall, at Landlord’s sole cost and expense, cause the roof membrane to be replaced as and when necessary as reasonably determined by Landlord but in no event later than December 31, 2014. Currently, the estimated cost to replace the roof membrane is Four Hundred Twenty-Five Thousand and 00/100 Dollars ($425,000.00).

c.    Initial Office HVAC Units. Without affecting Tenant’s obligation to maintain and repair all HVAC units serving the Premises as set forth in Section 12.1 of the Original Lease and Section 4.a of this Amendment, if Landlord or Tenant’s HVAC Contractor reasonably determines that the cost to repair any of the HVAC units currently serving only the Initial Office Area (defined in Section 12, below) (collectively, the “Initial Office HVAC Units”) exceeds fifty percent (50%) of the cost to replace the same and such determination is made by Landlord or Tenant’s HVAC Contractor between the Rent Adjustment Date and December 31, 2016 (the “Initial Office HVAC Replacement Period”), Landlord shall be responsible for, and shall pay the cost of, replacing any or all of such Initial Office HVAC Units, provided that in no event shall Landlord be required to contribute more than $30,000 per Calendar Year (defined below) (the “Annual Cap”), nor more than $90,000 in the aggregate, calculated on a cumulative basis (“Landlord’s HVAC Contribution”). Notwithstanding the foregoing, if Landlord disagrees with any determination made by Tenant’s HVAC Contractor pursuant to this Section 4.c, Landlord shall have the right to engage a separate third-party HVAC contractor (“Landlord’s HVAC Contractor”) to determine whether the cost to repair any of the Initial Office HVAC Units exceeds fifty percent (50%) of the cost to replace the same, which determination shall be binding upon the parties. If Landlord’s HVAC Contractor agrees with the determination made by Tenant’s HVAC Contractor, Landlord shall engage either (i) Tenant’s HVAC Contractor or (ii) Landlord’s HVAC Contractor, based upon the lowest reasonable bid submitted, to perform the replacements to the Initial Office HVAC Units required to be made by Landlord pursuant to this Section 4.c. For purposes of this Section 4.c, a “Calendar Year” shall mean each of the following three (3) time periods falling within the Initial Office HVAC Replacement Period: (a) March 1, 2014 through December 31, 2014, (b) January 1, 2015 through December 31, 2015 and (c) January 1, 2016 through December 31, 2016. It is the intent of Landlord and Tenant that all costs relating to the replacement of the Initial Office HVAC Units that are either or both (x) in excess of Landlord’s HVAC Contribution or (y) incurred after December 31, 2016, shall be payable by Tenant as follows:
i.    If in any particular Calendar Year, the costs of replacing any or all of the Initial Office HVAC Units exceeds the Annual Cap, (1) Landlord shall only contribute towards such costs during such Calendar Year an amount up to but not exceeding the Annual Cap, (2) Tenant shall pay within ten (10) days after receipt of notice from Landlord (directly to either Landlord or Landlord’s contractor, as determined by Landlord in Landlord’s sole and absolute discretion) all costs in excess of the Annual Cap that are attributable to the replacement of any or all of the Initial Office HVAC Units, (3) to the extent Landlord is not required to contribute the full amount of the Annual Cap during any subsequent Calendar Year, Landlord shall reimburse Tenant during such subsequent Calendar Year an amount equal to the lesser of (aa) the excess costs paid by Tenant during the previous Calendar Year and (bb) the amount derived by subtracting from the Annual Cap the amount contributed by Landlord towards the replacement of the Initial Office HVAC Units during such subsequent Calendar Year and (4) to the extent Landlord is required to contribute the full amount of the Annual Cap during any subsequent Calendar Year, Tenant shall not be entitled to any reimbursement from Landlord. By way of example only, if $3,000 in replacement costs to the

Initial Office HVAC Units is incurred and paid by Landlord during the first Calendar Year of the Initial Office HVAC Replacement Period, then in the second Calendar Year of the Initial Office HVAC Replacement Period, Landlord would be responsible for replacement costs for the Initial Office HVAC Units in an amount not to exceed $57,000. If, however, $50,000 in replacement costs to the Initial Office HVAC Units is incurred during the first Calendar Year of the Initial Office HVAC Replacement Period, (x) Landlord would contribute $30,000 toward such replacement costs in the first Calendar Year of the Initial Office HVAC Replacement Period and Tenant would pay the excess $20,000 either to Landlord or Landlord’s contractor as provided in clause (i)(2), above, (y) Landlord would reimburse Tenant $20,000 in the second Calendar Year of the Initial Office HVAC Replacement Period for the excess costs paid by Tenant during the first Calendar Year of the Initial Office HVAC Replacement Period, and (z) if applicable, Landlord would contribute up to an additional $10,000 for replacement costs to the Initial Office HVAC Units incurred during the second Calendar Year of the Initial Office HVAC Replacement Period.

ii.    With regard to only the repair or replacement of any or all of the Initial Office HVAC Units that is required after expiration of the Initial Office HVAC Replacement Period where either or both (x) the cost to repair any or all of the Initial Office HVAC Units exceeds fifty percent (50%) of the cost to replace the same or (y) the cost incurred relates to the repair or replacement of any or all of the Initial Office HVAC Units where such repair or replacement is of a capital nature as determined by Landlord in accordance with generally accepted accounting principles, consistently applied (collectively, “Post-2016 Initial HVAC Costs”), Landlord shall be responsible for making such repairs or replacements, provided that all such Post-2016 Initial HVAC Costs incurred by Landlord shall be amortized over a period of twelve (12) years at an interest rate of seven percent (7%) per annum and passed through to Tenant and payable as Additional Rental under the Lease. By way of example only, if Landlord incurs Post-2016 Initial HVAC Costs in 2017 in the amount of $20,000, Tenant would pay as Additional Rental for the remainder of the Lease Extension Term, an amount equal to $205.68 per month, which amount represents the monthly payment required to be paid by Tenant to amortize $20,000 over a period of 12 years at an interest rate of seven percent (7%) per annum.

For clarification purposes, Landlord’s obligations under Section 4.c shall only apply to the Initial Office HVAC Units and shall not apply to any of the other HVAC units serving the Premises and except as otherwise expressly provided in Section 4.c, Tenant shall remain responsible for the maintenance, repair and replacement of all HVAC systems serving the Premises (including the Initial Office HVAC Units).

4.    Condition of Premises; Additional Improvements; HVAC Replacement.

a.    Condition of Premises. Tenant confirms that it is currently occupying the Premises and hereby accepts the Premises in its “AS-IS” condition, with all faults and defects, if any, without any representation or warranty, whether express or implied, and without any obligation on the part of Landlord to construct any alterations or other improvements within the Premises or to contribute any improvement allowance for the benefit of Tenant, except for (i) the Refurbishment Allowance described below in Section 5.c, (ii) Landlord’s maintenance and repair obligations set forth in Section 4.b, above, (iii) Landlord’s obligation to replace the Initial Office HVAC Units as described in Section 4.c, above and (iv) Landlord’s obligation to replace the roof membrane as set forth in Section 4.b, above. In accordance with California Civil Code Section 1938, Landlord hereby discloses to Tenant that neither the Premises nor the Building nor the Project has undergone inspection by a certified access specialist.
b.    Additional Alterations. To the extent Tenant desires to construct any additional improvements within the Premises (“Additional Alterations”), any such Additional Alterations and the construction of the same shall be subject to the terms and conditions of Article 11 of the Original Lease, this Section 5.b and Section 5.c, below. All Additional Alterations shall be completed (i) in compliance with any and all applicable rules, regulations, ordinances, codes and laws of any federal, state, county or municipal authority with jurisdiction over the Premises (including, without limitation, the Americans with Disabilities Act of 1990 (42 U.S.C. Section 12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively, the “ADA”), as applicable to the Project or any portion thereof) (collectively, “Applicable Laws”), and (ii) pursuant to a valid building permit issued by the applicable governmental authority with jurisdiction over the Premises (the “Governing Authority”). Landlord’s consent to any proposed Additional Alterations or Landlord’s approval of the plans, specifications, and working drawings for such proposed Additional Alterations will create no responsibility or liability on the part of Landlord for the completeness, design, sufficiency or compliance with Applicable Laws. At such time as Tenant seeks Landlord’s consent to any Additional Alterations, Tenant shall have the right to request whether Landlord will require the removal of the same upon the expiration or earlier termination of the Lease. Provided Tenant makes such request, Landlord’s consent (if given) shall include Landlord’s written determination whether Landlord shall require such Additional Alterations to be removed by Tenant, at Tenant’s sole cost and expense, upon the expiration or earlier termination of the Lease. All Additional Alterations shall be completed in a good and workmanlike manner by licensed contractors reasonably approved by Landlord. Not less than fifteen (15) days prior to commencement of any approved Additional Alterations, Tenant shall notify Landlord in writing of the proposed commencement date of construction for the applicable Additional Alterations so that Landlord may post notices of non-responsibility at the Premises. All contractors providing services on behalf of Tenant shall maintain insurance with companies and in scope, form and amounts reasonably acceptable by Landlord, which insurance shall name Landlord and Landlord’s lender as additional insureds. Notwithstanding anything to the contrary contained in the Lease, any proposed Additional Alterations affecting any components of the HVAC system serving the Premises or the roof shall only be performed by Landlord’s designated subcontractors and Landlord’s consent to any proposed Additional Alterations may be expressly conditioned on Tenant engaging such subcontractors to perform the above-described elements of the proposed Additional Alterations.

c.    Refurbishment Allowance. Any and all proposed Additional Alterations shall be performed at the sole cost and expense of Tenant, provided that in connection with this Amendment and provided further that Tenant is not in default (after expiration of any applicable notice and cure periods) of any terms of the Lease, Landlord shall grant to Tenant a refurbishment allowance of up to One Hundred Eighty‑Eight Thousand Two Hundred and 00/100 Dollars ($188,200.00) (the “Refurbishment Allowance”) to be applied to Additional Alterations made by Tenant to the Premises, provided that notwithstanding the foregoing, the Refurbishment Allowance may only be applied towards the cost of Additional Alterations made to the interior areas of the Premises. As a condition to the disbursement of the Refurbishment Allowance for Additional Alterations, Tenant shall deliver to Landlord written request for disbursement of all or any portion of the Refurbishment Allowance, together with receipts or invoices marked “PAID” evidencing the costs incurred by Tenant and applicable lien releases and waivers signed by all contractors, subcontractors and materialmen performing work at the Premises on behalf of Tenant. Landlord shall disburse the amount of the Refurbishment Allowance requested in Tenant’s disbursement request within thirty (30) days after receipt of Tenant’s request and the back-up materials described above. Notwithstanding the foregoing, all requests for disbursement of the Refurbishment Allowance for Additional Alterations shall be delivered to Landlord on or before December 31, 2016 (the “Outside Allowance Date”). If any portion of the Refurbishment Allowance remains unused as of the Outside Allowance Date, such unused portion shall thereafter be retained by Landlord and Tenant shall have no further right to such unused portion of the Refurbishment Allowance. Landlord shall not charge Tenant nor be entitled to receive any construction management fee applicable to any improvements constructed or installed to the Premises and paid for pursuant to this Section 5.c.

5.    Performance of Tenant’s Obligations. All covenants and agreements to be performed by Tenant under any of the terms of the Lease, as amended herein, shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of rent except as otherwise expressly provided in the Lease. If Tenant shall fail to pay any sum of money, other than rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, including, but not limited to any of Tenant’s maintenance and repair obligations under Section 12.1 of the Original Lease or Section 10 of the First Amendment, and such failure shall continue beyond any applicable notice and cure periods expressly referred to in Section 23.1 of the Original Lease, Landlord may make any such payment or perform any such act on Tenant’s part to be made or performed as provided in the Lease but shall not be obligated so to do. Any such payment or performance shall not be a waiver or release of Tenant’s obligations. All sums so paid by Landlord and all necessary incidental costs incurred by Landlord, together with interest thereon at the rate of interest set forth in Article 41 of the Original Lease from the date of such payment by Landlord until repaid shall be payable as Additional Rental to Landlord on demand, and Tenant covenants to pay any such sums, and Landlord shall have, in addition to any other right or remedy of Landlord, the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment of rent. Except in an emergency or to prevent imminent threat of injury to persons or damage to the Premises, as reasonably determined by Landlord, Landlord shall provide Tenant with written notice and the appropriate cure period provided in the Lease before performing any act on behalf of Tenant.
6.    Expansion Right. Section 17 of the First Amendment is hereby deleted in its entirety and shall have no further applicability to the Lease.
a.    Expansion Notice. Tenant shall have the one-time right (the “Expansion Right”) to elect to expand the Premises by up to, but not exceeding, 25,000 rentable square feet of buildable ground floor space (the “Expansion Area”) by delivering to Landlord written notice of such election (the “Expansion Exercise Notice”) on or before December 4, 2017 (the “Expansion Exercise Deadline”). The Expansion Area shall be directly contiguous to and be an expansion of the existing distribution area of the Premises. Notwithstanding the foregoing, the Expansion Right and Tenant’s rights under this Section 7 are expressly conditioned upon the following: (i) the Expansion Right shall be subject to all applicable zoning requirements and limitations imposed by any Governmental Authority, (ii) the Expansion Right shall be subject to the approval of, and such conditions as may be imposed by, any Governmental Authority, including but not limited to, the City of Foothill Ranch, (iii) the Expansion Right shall be void, and Landlord shall have no obligation to expand the Premises as provided herein, if any Governmental Authority imposes any additional burdens, restrictions or other conditions in connection with the proposed expansion (collectively, “Expansion Conditions”) that Landlord, in Landlord’s sole and absolute discretion, determines would render the expansion unfeasible for Landlord unless either (x) such Expansion Conditions may be satisfied or eliminated by Landlord at no additional cost to Landlord in a manner acceptable to Landlord in its sole and absolute discretion, or, (y) to the extent the same can be performed by Tenant without further limiting, encumbering or otherwise restricting the Parcel, Tenant agrees to satisfy such Expansion Conditions at Tenant’s sole cost and expense.
b.    Expansion Proposal. If Tenant delivers an Expansion Exercise Notice on or before the Expansion Exercise Deadline, Landlord shall, within thirty (30) days thereafter, deliver to Tenant a written proposal setting forth Landlord’s initial determination of the estimated construction schedule, rent, building footprint, building shell condition and other applicable terms and conditions relating to the Expansion Area, including any Expansion Condition imposed by any Governmental Authority (the “Expansion Proposal”). Tenant shall have ninety (90) days after receipt of such Expansion Proposal to either disapprove or unconditionally approve all of the terms and conditions contained in the Expansion Proposal. If Tenant disapproves the Expansion Proposal, the Expansion Right shall automatically terminate, and Tenant shall have no further right to expand the Premises under this Section 7. If Tenant unconditionally approves the Expansion Proposal, Landlord and Tenant shall enter into an amendment to the Lease within thirty (30) days after such approval, which amendment shall incorporate the terms and conditions set forth in the Expansion Proposal and such other pertinent terms and conditions as may be agreed to by Landlord and Tenant, including, but not limited to, the process for approving space plans, construction drawings, MEP plans, the location (or re-location) of utilities, pricing and schedules. If Tenant fails to respond to the Expansion Proposal within the above 90‑day period, Tenant shall be deemed to have disapproved the Expansion Proposal.
c.    Expansion Right Personal. The Expansion Right set forth in this Section 7 is personal to Tenant and any assignee of Tenant’s interests under the Lease but only to the extent such assignee is either an entity that (i) is owned or controlled by, or under common control with Tenant or (ii) has purchased all or substantially all of the assets of Tenant (each, a “Tenant Party”). In the event of any assignment, sublease or other transfer or conveyance of all or any part of Tenant’s interest in the Lease (except for an assignment of the Lease to a Tenant Party) before Tenant’s unconditional approval of Landlord’s Expansion Proposal, the Expansion Right shall not be transferred to any such transferee but shall instead automatically be void.
7.    Landlord’s Representations. Landlord represents and warrants that, as of the date of this Amendment, (i) Landlord has not granted any right of first refusal to lease, right of first offer to lease or expansion right to any third party with respect to the Premises and (ii) Landlord is the fee simple owner of the Parcel, the Building and Premises, and has the full right, power and authority to enter into this Amendment.
8.    Compliance with Laws. Landlord and Tenant acknowledge that the ADA establishes requirements for business operations, accessibility and barrier removal, and that such requirements may or may not apply to the Premises depending on, among other things: (1) whether Tenant’s business is deemed a "public accommodation" or "commercial facility", (2) whether such requirements are "readily achievable", and (3) whether a given alteration affects a "primary function area" or triggers "path of travel" requirements. The parties hereby agree that notwithstanding anything contained in the Lease to the contrary: (a) Landlord shall be responsible for ADA Title III compliance in the Common Areas except as provided below, (b) Tenant shall be responsible for ADA Title III compliance in the Premises, including in connection with any leasehold improvements or other work to be performed in the Premises under or in connection with this Lease, (c) Landlord may perform, or require that Tenant perform and Tenant shall in either case be responsible for the cost of, ADA Title III "path of travel" requirements triggered by alterations in the Premises, and (d) Landlord may perform, or require Tenant to perform, and Tenant shall in either case be responsible for the cost of, ADA Title III compliance in the Common Areas, or a portion thereof, if the Premises are deemed to be a "public accommodation" instead of a "commercial facility" as a result of Tenant’s particular use of the Premises as distinguished from general office and warehouse use. Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant’s employees.

9.    Landlord’s Notice Address. Section 1.1 of the Original Lease is hereby deleted and replaced in its entirety with the following:

“1.1 LANDLORD’S ADDRESS: FFP, LLC, c/o Citadel Property Group, 3 San Joaquin Plaza, Suite 260, Newport Beach, CA 92660, Facsimile: (949) 407‑7183; Attention: Bob Searles, with a copy to: Operon Group, 4 Upper Newport Plaza, Suite 100, Newport Beach, CA 92660, Facsimile: (949) 833‑5401, Attention: Chris Kwasizur”
10.    Landlord Waiver. Section 19 of the First Amendment is hereby amended such that Exhibit “A” of the First Amendment is deleted. Landlord and Tenant hereby agree that the Waiver by Landlord of Landlord’s Lien or Security Interest dated July 7, 2011 between Landlord, Tenant and Bank of America, N.A. (the “BofA Waiver and Consent”) remains in full force and effect. In the event that Tenant requests Landlord’s consent to any future financing by Tenant that involves the execution of a Landlord waiver or consent, Landlord and Tenant agree that such waiver or consent shall be in a form and substance reasonably acceptable to Landlord.
11.    Removal of Initial Office Improvements. Upon the expiration of the Lease Extension Term, as amended herein, Tenant shall not be required to remove the approximately 41,000 square feet of two (2) story office improvements initially constructed within the Premises as part of the initial construction of the Building and existing as of the date of this Amendment (the “Initial Office Area”); provided, however, that the foregoing shall not restrict Landlord from enforcing its rights under Section 11.3 of the Original Lease to cause the removal of either or both of (i) any Additional Alterations (as defined in Section 5.b, above) within the Premises, including any Additional Alterations made within the Initial Office Area, or (ii) the approximately 45,000 square feet of first (1st) floor office space located under the Merchandise Access Platform and the approximately 95,000 square foot Merchandise Access Platform located within the Premises as described in Section 1.4 of the Original Lease.
12.    Inapplicable Provisions. The following Sections of the Original Lease and First Amendment are hereby deleted in their entirety, shall be of no further force or effect and shall have no further applicability to the Lease:
a.    Inapplicable Original Lease Provisions: Sections 1.6 (Option to Extend), 3.2 (Failure of Commencement), 3.3 (Option to Extend Term), 40 (Right of First Refusal), 47 (Financing Spread), Exhibit “B” (Work Letter) and Exhibit “C”(Construction Schedule) of the Original Lease.
b.    Inapplicable First Amendment Provisions: Sections 2(b) (Early Termination Right), 3(a) (Extension Options), 7(b) and (c) (TI Allowance), and 16 (NAI Broker Commission) of the First Amendment.
13.    Broker Representation. Landlord and Tenant acknowledge that CBRE, Inc. represents Landlord (“Landlord’s Broker”) and CBRE, Inc. and Zuvich Corporate Advisors, Inc. collectively represent Tenant (“Tenant’s Broker”) in connection with this

Amendment. Landlord’s Broker and Tenant’s Broker are collectively referred to herein as the “Brokers”. Landlord shall pay a commission in connection with this Amendment to Landlord’s Broker and Tenant’s Broker pursuant to separate written agreements between Landlord and the Brokers. Landlord and Tenant represent to one another that except for the Brokers, neither has dealt with any other broker or finder in connection with this Amendment nor is any other fee or commission payable in connection with this Amendment, and each party shall indemnify, defend and hold the other harmless from and against any and all claims, losses and liabilities arising out of, or relating to, a breach by the indemnifying party of such representation.

14.    No Other Amendments. The Original Lease and this Amendment constitute the entire agreement by and between Landlord and Tenant and supersede any other agreement or representation, written or oral, that either party may hereinafter assert or allege exist, and the Lease, as hereby modified, remains in full force, except as amended by this Amendment, and is hereby ratified and reaffirmed as amended by this Amendment.

15.    Conflicts. If any conflict between this Amendment and the Original Lease should arise, the terms of this Amendment shall control.

16.    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto.

17.    Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall together constitute a single instrument.

18.    Authority. The individual(s) executing this Amendment on behalf of Landlord and Tenant each represent and warrant that he or she has the capacity, with full power and authority, to bind Landlord and Tenant, respectively, to the terms hereof.
The parties have executed this Amendment as of the date first written above.

[SIGNATURES ON FOLLOWING PAGE]

TENANT:	THE WET SEAL, INC., a Delaware corporation By: Printed Name: Title:
LANDLORD:	FFP, LLC, a Delaware limited liability company By: Foothill-Parkstone I, LLC, a California limited liability company, its Member By: Robert J. Searles, Managing Member